EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC REGISTERED ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-119697 and 333-137107) of Huron Consulting Group Inc. of our report dated February 22, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which appears in this annual report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 22, 2007